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                                                                  EXHIBIT 3.1(b)

                          CERTIFICATE OF AMENDMENT OF
             THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                      OF MODEM MEDIA . POPPE TYSON, INC.


     Modem Media . Poppe Tyson, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Modem Media . Poppe Tyson, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the approval of said amendment by the written consent of the holders of the shares representing a majority of the votes entitled to be cast at a duly called meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

       RESOLVED, that the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company be amended to read as follows:

       "FOURTH: This Corporation is authorized to issue two classes of stock to be designated, respectively "common stock" and "preferred stock". The total number of shares which this Corporation is authorized to issue is 61,025,865 shares. 56,025,865 shares shall be designated common stock (the "Common Stock"), of which 44,909,539 shares shall be designated as Class A common stock (the "Class A Common Stock"), and of which 11,116,326 shares shall be designated as Class B common stock (the "Class B Common Stock"). 5,000,000 shares shall be undesignated preferred stock (the "Preferred Stock"). Each share of Preferred Stock shall have a par value of $0.001 and each share of Common Stock shall have a par value of $0.001."

     SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, the holders of a majority of the votes entitled to be cast at a duly called meeting of stockholders have given written consent to said amendment, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Modem Media . Poppe Tyson, Inc. has caused this certificate to be signed by Sloane Levy, its Vice President, General Counsel and Corporate Secretary, this 23rd day of February, 2000.



     MODEM MEDIA . POPPE TYSON, INC.


     __________________________________
     Sloane Levy
     Vice President,
     General Counsel and Corporate Secretary